EXHIBIT 10.18

SECOND EXTENSION AGREEMENT

This SECOND EXTENSION AGREEMENT (this “Agreement”) is made and entered into as of June 27, 2003 by and between Captaris, Inc. (herein “Company”) and Jeffrey B. deCillia (herein “Executive”).

This agreement extends and modifies the June 27th, 2003, Extension Agreement and modifies the June 27th, 2003, Separation Agreement previously entered into by the Company and the Executive.

The Company desires to retain the services of Executive, as an employee, in a non-titled subordinate role to assist the Company, and specifically the CEO, President of the Products Group and the incoming CFO, with certain transition items.

The Executive is to resign his role as CFO, Secretary and Corporate Officer (and any other subsidiary related roles) as of September 15, 2003, or sooner if requested by the Company.

The Executive is agreeable to such extension in exchange for the compensation and other conditions detailed below.

Extension Timing and Responsibilities:

•	The Executive agrees to make himself available to assist the Company with Project Tequila related transition items such as:

•	Assist in Deal Preparation and Negotiation as needed including due diligence, information gathering, financial modeling, legal, etc.

•	Assist in space planning and implementation as needed including sub-lease negotiations

•	Assist with Divisional/Corporate functional split, team assessment and planning, transition efforts (including any potential staff reductions)

•	Assisting new CFO with forecasting post event

•	Divestiture in lieu of sale should need arise

•	Other items as requested that reasonably relate to the smooth operation of the finance and administrative functions for the company, pre and post transition to a new CFO.

•	Company recognizes that Executive is in transition to being employed elsewhere and, as such, will be simultaneously looking for future employment and the Company will make accommodations to expected hours available for work to allow for this effort without compromising Executives compensation during the time period of this agreement.

•	The extension period continues until terminated by either party with two weeks written notice, but may not be terminated by the Company prior to October 15, 2003.

Extension compensation:

•	Executive to receive compensation at the rate of $22,917 per month (his current base rate at the signing of this agreement), paid with normal Company payroll processing. Executive is not eligible for further MBO or MICP bonuses beyond what has been previously paid.

•	Executive shall be allowed to remain as an employee of Captaris, after notice has been given plus the two weeks notice period, and be on vacation utilizing his otherwise unused and available PTO hours for a period not to exceed 60 days from the last day of the two week notice period. Executive shall be allowed to accrue PTO above the maximum cap allowed for this extension period to include the 60-day period referred to above.

•	The section entitled “Additional pay contingent on employment status” of the June 27, 2003, Separation Agreement, shall be modified to allow the Executive to be considered a full time employee during this additional pay period.

•	Executive shall be considered a full time employee during this extension period and shall be entitled to receive any and all benefits afforded full-time employees, (to include, but not meant to be a complete listing, medical, dental, disability, and life insurances, coverage under the Company’s Directors and Officers insurance policy, cell phone, as well as accruing PTO benefits and vesting of stock options up to last date of employment).

Other:

•	Terms of this agreement shall continue to any successor corporation of the Company.

•	Governing law is the State of Washington.

•	Both parties agree to settle disputes via Commercial Arbitration Rules of the American Arbitration Association to be conducted in King County, Washington.

•	Amendments to this agreement must be in writing and mutually accepted.

Agreed to by:

Captaris, Inc.	Executive

/s/ David P. Anastasi	/s/ Jeffrey B. deCillia
David P. Anastasi	Jeffrey B. deCillia
President and CEO

8/1/03	8/1/03
Date	Date

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